UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 10, 2017
BLOX, INC.
(Exact name of registrant as specified in its charter)
Nevada	000-53565	20-8530914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Suite 1500, 701 West Georgia St., Vancouver, British Columbia	V7Y 1G5
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(604) 696-4236
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Blox, Inc. (the “Company”) announced the results of a field reconnaissance program over its central and southern Mansounia Project areas which has resulted in confirmation of the existence of local anomalism for gold and minor occurrences of free gold (in-excess of 20ppb - geological background values).

For full results see the attached Exhibit 99.1 – News Release. The results are preliminary in nature and not conclusive evidence of the likelihood of the occurrence of a mineral deposit.

The recent geological reconnaissance program commenced and was completed during the first quarter of 2017 by independent consulting group Scott Taylor Limited on behalf of the Company.

Based on the highly encouraging results obtained from historical soils geochemical programs and in-line with recent desk top and field studies undertaken by Spiers Geological Consultants (SGC 2016), a number of key target areas were identified for follow-up field activities which included, regolith mapping and geological traverses, Figure 1.

This first phase of exploration has exhibited local anomalism with free gold found in areas 6 and 8 and as such is planned to be followed up in the second quarter of 2017 with further in-fill gridded soil sampling, trenching, and eventually RC/DD drilling based on exploration successes from the first phase of follow-up infill soils and trenching.

The Company’s understanding of the deposit and surrounding areas continues to grow with each field season, and to date robust geological and structural context for the area/s have been developed using modelling software. The model is based on, and continually refined using, the pre-existing regional geochemical soil and rock chip sampling and drill-hole data from the Mansounia concessions area.

Item 9.01	Financial Statements and Exhibits
99.1	News Release dated May 10, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOX, INC.
/s/ Ronald Renne
Ronald Renne
Chairman
Date: May 10, 2017

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